Exhibit 99.1

BioAmber Inc. Receives Notice of Non-Compliance from the NYSE

Montreal, Canada, September 13, 2017. BioAmber Inc. (NYSE: BIOA, TSX: BIOA) announced today that the New York Stock Exchange (NYSE) has notified the Company that it is no longer in compliance with NYSE listing standards because the price of its common stock has fallen below the NYSE’s share price rule. The NYSE requires the average closing price of a listed Company’s common stock to be at least $1 per share over a consecutive 30 trading-day period. As of September 6, 2017, the 30 trading-day average closing price of the Company’s common stock was $0.90.

BioAmber was notified of non-compliance on September 8, 2017. Subject to the NYSE’s rules, the Company has six months from the date of its receipt of the NYSE notice to regain compliance with the minimum share price rule, or until the Company’s next annual meeting of shareholders, if shareholder approval is required to cure the price deficiency (as would be the case for a reverse stock split). During that time, the Company’s common stock will continue to be listed and will trade on the NYSE, subject to the Company’s continued compliance with the NYSE’s other applicable listing rules. The Company is currently in compliance with all other NYSE listing rules.

During the cure period, the Company’s common stock will continue to be listed on the NYSE. The Company's common stock will continue to trade under the symbol "BIOA," but will have an added symbol of ".BC" to indicate that the Company is below compliance with the NYSE's listing standards.

The NYSE notification does not affect the Company’s business operations or its Securities and Exchange Commission (“SEC”) or applicable Canadian reporting requirements, and does not constitute an event of default under any of the Company’s debt obligations.

About BioAmber

BioAmber (NYSE: BIOA, TSX: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products.  For more information visit www.bio-amber.com

Exhibit 99.1

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward- looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.   For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings with the SEC including, the "Risk Factors" section of BioAmber's Annual Report on Form 10-K and the most recent quarterly report on Form 10-Q.

BioAmber Investor Contact

Roy McDowall

Sr. VP Business Development

Tel (514) 844 8000 ext 260

roy.mcdowall@bio-amber.com